Exhibit 10.22

EMPLOYMENT AGREEMENT

This Agreement is made with an effective date of March 27, 2002 (“the Effective Date”) between Tufco Technologies, Inc., a Delaware corporation (“Tufco” or “the Company”), and Michael B. Wheeler (“Employee”). As used herein, the term “Parties” refers to Tufco and Employee.

RECITALS

Tufco desires to employ Employee, and Employee desires to become an employee of Tufco, upon the terms and conditions hereinafter set forth.

WITNESSETH;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereto, each intending to be legally bound hereby, agree as follows:

1.	Employment

Tufco hereby employs Employee as its Chief Financial Officer, and Employee hereby accepts such employment. During the term of employment under this Agreement (the “Employment Term”), Employee shall perform such duties as are required from time to time by the Chairman of the Board of Tufco, the Board of Directors of Tufco (the “Board”), the President of Tufco, or their authorized designees.

2.	Performance

During the Employment Term, Employee shall devote his full-time and entire business efforts to the performance of his duties hereunder. Employee shall not hold any other employment or business affiliation without the express approval, in advance, of the Chairman of the Board of Tufco.

3.	Term

Unless otherwise terminated in accordance with Sections 5 or 6, the Employment Term shall be for an initial term of one year commencing on the Effective Date, and continuing thereafter for successive one-year renewal terms.

4.	Compensation for Employment

(a) The basic annual compensation of Employee for all of his employment services rendered to Tufco and to all of its affiliated companies during the Employment Term shall be $165,000 (the “Salary”), which Tufco shall pay to Employee in accordance with its normal payroll policies, and less applicable deductions. Tufco may adjust the Salary upward on an annual basis as the Board may determine in its discretion, but the Salary shall not be decreased.

(b) Commencing as of March 27, 2002 (the “Bonus Starting Date”) and continuing during the Employment Term, Tufco shall pay Employee a bonus in accordance with this paragraph (b). For each fiscal year of Tufco during the Employment Term, the Board, in its sole discretion, shall establish a target for pre-tax income in accordance with generally accepted accounting principles consistently applied (“GAAP”), and Employee’s bonus will vary as a percentage of Salary in relation to the percentage achievement of that target as follows:

Percentage of	Percentage of Salary
Target Attained	Earned as Bonus

80%	30%
90%	40%
100%	50%
110%	60%
120%	70%
130%	80%
140%	90%
150%	100%

For a percentage of target achievement between the above benchmarks, the percentage of Salary shall be linearly interpolated, provided that no bonus shall be paid for achievement of less than 80% of target and the maximum bonus shall be 100% of Salary in any event. Employee’s initial bonus period (the “Initial Bonus Period”) shall be the period starting with March 27, 2002, and ending September 30, 2002, and Tufco shall use its annual budget pro-rated for that period to determine Employee’s eligibility for a bonus, and then apply the applicable bonus percentage to that portion of Employee's annual Salary that relates to the Initial Bonus Period. Employee’s second bonus period shall be the period beginning October 1, 2002 and ending with the last day of Tufco’s 2003 fiscal year. Any bonus to be paid under this paragraph (b) shall be payable following the close of the applicable fiscal year at the time and in accordance with the practices generally followed by Tufco.

(c) During the Employment Term, Tufco shall also provide Employee with the following “Fringe Benefits:”

(i) A Tufco paid life insurance policy of $250,000.

(ii) Tufco paid medical, dental, visual and wellness benefits on the same terms these benefits are generally made available to senior officers of Tufco.

(iii) Golfing membership to the Green Bay Country Club with monthly dues, assessments and business expenses paid by Tufco.

(iv) Vacation of four weeks per year.

(v) Tufco shall also reimburse Employee for any reasonable business expenses incurred on Tufco’s behalf in connection with the performance of his services during the Employment Term in accordance with Tufco policy.

(vi) Such other benefits which Tufco may make available to its senior officers.

(d) Stock Options. Tufco shall grant Employee 15,000 stock options with the purchase price per share valued at market as of the close of business on March 27, 2002. These options shall be subject to and governed by the provisions of Tufco’s Amended and Restated 1992 Non-Qualified Stock Option Plan, as may be amended from time to time (the “Option Plan”). The exercise period for these options shall be through March 27, 2012, unless terminated sooner pursuant to the provisions of the Option Plan. The options shall vest in one-third increments on March 27, 2003, 2004 and 2005, so long as Employee remains employed by Tufco on the vesting dates. Additional stock options may granted periodically to Employee at the sole discretion of the Chairman of the Board of Directors. The timing, the exercise price, as well as the vesting period and the number of additional options (if any) will be determined by the Chairman of the Board of Directors. Should the Company become a party to a Reorganization Transaction (as defined in the Option Plan) during the Employment Term, any options of Employee which are not vested shall be deemed to be vested and exercisable as provided in the Option Plan.

(e) Indemnification. Tufco agrees to indemnify Employee as provided by and subject to the indemnification provisions provided to senior executive officers in Tufco’s Articles of Incorporation, and Tufco shall add Employee as a named insured on any applicable Directors and Officers liability insurance policy.

5.	Termination Without Compensation.

(a) Non-Renewal of Term. The Employment Term may be terminated by Employee at the end of the initial term, or at the end of any renewal term then in effect, by Employee’s giving written notice of his intention to terminate the Employment Term at least 30 days prior to the expiration date of the initial term or the expiration date of any successive one year term, or at any time upon 120 days’ notice. In its sole discretion, Tufco may elect to relieve Employee of his duties (while continuing in effect Employee’s pay) following receipt of a notice under this Section 5(a) for some or all of the notice period.

(b) Partial or Total Disability. If Employee is unable to perform his duties and responsibilities hereunder to the full extent required by reason of illness, injury or incapacity for a period of six months during any twenty four month period, Tufco may terminate the Employment Term by giving Employee written notice, and Tufco shall not have any.further liability or obligation to Employee hereunder except for any unpaid Salary and Fringe Benefits accrued to the date of termination. Tufco may require periodically from Employee medical documentation of Employee’s status, and may require that Employee submit to an examination by a licensed physician to be designated by Tufco, the cost of such examination to be paid by Tufco.

(c) Death. If Employee dies, the Employment Term shall be automatically be deemed terminated as of the date of Employee’s death. Tufco shall not have any further liability or obligation to Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him except for any unpaid Salary and Fringe Benefits accrued to the date of his death.

(d) Cause. Tufco may terminate the Employment Term at any time for “Cause” by giving Employee written notice of the termination, and thereafter Tufco shall not have any further liability or obligation to Employee except for any unpaid Salary and Fringe Benefits accrued to the date of termination. For purposes of this Agreement, “Cause” shall mean Employee’s failure to observe or perform (other than by reason of illness, injury or incapacity) any of the material terms or provisions of this Agreement, dishonesty, willful misconduct, material neglect of Tufco’s business, conviction of a felony or other crime involving moral turpitude, misappropriation of funds, or habitual insobriety.

6.	Termination With Compensation.

(a) Non-Renewal of Term. The Employment Term may be terminated by Tufco at the end of the initial term, or at the end of any renewal term then in effect, by Tufco’s giving written notice of its intention to terminate the Employment Term at least 30 days prior to the expiration date of the initial term or the expiration date of any successive one year term. If Tufco terminates the Employment Term under such circumstances, Tufco shall provide Employee with the Termination Compensation specified in Section 6(c).

(b) Without Cause. Tufco shall have the right to terminate the Employment Term without cause at any time by giving Employee 30 days written notice of the termination date. Under such circumstances, Tufco shall provide the Employee with the Termination Compensation specified in Section 6(c). In its sole discretion, Tufco may elect to relieve Employee of his duties (while continuing in effect Employee’s pay) during some or all of the notice period specified in this Section 6(b).

(c) Termination Compensation. The “Termination Compensation” shall consist of the following in the case of a termination by Tufco under Section 6(a) or 6(b): 1) the payment of the Employee’s Salary under Section 4(a) for a period of one year at the level in effect at the date of termination; and 2) if Employee is terminated during the last quarter of Tufco’s fiscal year, a pro-rated bonus based on Tufco’s pro-rated annual budget and Employee’s pro-rated salary for that portion of the fiscal year during which Employee was employed. Employee shall not be entitled to any Termination Compensation unless the Employee executes and delivers to the Company a general release and non-disparagement agreement in a form satisfactory to the Company in its sole discretion under which Employee: 1) releases the Company and related parties (including without limitation, the Company’s parents, subsidiaries, divisions, affiliates, directors, officers, employees, agents, and shareholders (including without limitation Bradford Ventures LTD and its partners, affiliates, and employees) and other related parties from any obligations and liabilities of any type whatsoever, except for a) Tufco’s obligation to provide the Termination Compensation specified in this Section 6, and b) Tufco’s obligations to Employee under paragraph 4 (e) of this Agreement; and 2) agrees not to disparage, defame, harm, interfere with or attempt to interfere with the reputation or business activities of Tufco. The Parties hereto acknowledge that the Termination Compensation to be provided under this Section 6 is in consideration for the above-specified release and non-disparagement agreement.

(d) Exclusivity. Upon any termination by Tufco under Section 6(a) or Section 6(b), Tufco shall not have any obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him other than to provide the Termination Compensation under the terms and conditions of Section 6(c). Upon any termination of the Employment Term under Section 5, Tufco shall not have any further liability or obligation to Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him except to provide to Employee any unpaid Salary and Fringe Benefits that shall have accrued through the date of termination. Upon any termination under Section 5 or 6, except as specifically provided for in Section 6(c), Employee shall not be entitled to any bonus or portion thereof for any fiscal year which has not been completed prior to Employee’s termination date.

7.	Agreement Not to Compete

(a) During the Non-Competition Period (defined below), Employee shall not, within the Restricted Area (defined below), directly on indirectly, in any capacity, render services to, engage in, or have a financial interest in, any business that is competitive with any of those business activities in which Tufco, or its subsidiaries, divisions, or affiliates shall have been engaged during Employee’s employment by Tufco, including without limitation paper converting, mill roll converting, paper sheeting, slitting and rewinding paper rolls, facsimile rolls, and buying and reselling paper products and paint sundries products, nor shall Employee assist any person or entity that is engaged in such business, including without limitation, by making Tufco Information (defined below) available to any such person or entity. In addition, during the Non-Competition Period, Employee shall not, directly or indirectly, solicit or otherwise encourage any of the employees of any Tufco Party (defined below) to terminate their employment with the applicable Tufco Party. As used herein, the “Restricted Area” means the United States of America. The “Non-Competition Period” means the period during which Employee is employed under this Agreement and an additional one year following the termination of Employee’s employment for any reason. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, any such restriction will be deemed appropriately amended and modified in keeping with the intention of the Parties, to the maximum extent permitted by law.

(b) The terms of this Section 7 shall apply to Employee and any person, partnership, association, corporation or other entity (collectively, a “Person”) controlled by Employee, to the same extent as if they were parties hereto, and Employee shall take whatever actions may be necessary to cause any such persons or entities to adhere to the terms of this Section 7.

8.	Inventions, Designs and Product Developments.

All inventions, innovations, designs, ideas and product developments (collectively, the “Developments”), developed or conceived by Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Employment Term and that relate to the actual or planned business activities of Tufco, its parents, subsidiaries, or affiliates (any such party is referred to herein as a “Tufco Party”) and all of Employee’s right, title and interest therein, shall be the exclusive property of the applicable Tufco Party. Employee hereby assigns, transfers and conveys to any applicable Tufco Party all of his right, title and interest in and to any and all such Developments. As requested from time to time by the Board, Employee shall disclose fully, as soon as practicable and in writing, all Developments to the Board. At any time and from time to time, upon request of any of the Board, Employee shall execute and deliver to Tufco any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for Tufco, are or any be necessary or desirable to document such transfer or to enable any applicable Tufco Party to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The applicable Tufco Party will be responsible for the preparation of any such instruments, documents and paper and for the prosecution of any such proceedings and will reimburse Employee for all reasonable expenses incurred by him in compliance with the provisions of this Section.

9.	Confidential Information

(a) Employee has had and will have possession of or access to confidential information relating to the business of one or more Tufco Parties, including without limitation writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer lists, the identity of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customer, computer programs, or other material embodying trade secrets, customer or product information or technical or business information of certain Tufco Parties. All such information, other than any information that is in the public domain through no act or omission of Employee, is referred to collectively as the “Tufco Information.” During and after the Employment Term, Employee shall not (i) use or exploit in any manner the Tufco Information for himself or any person other than a Tufco Party, (ii) remove any Tufco Information or any reproduction thereof, from the possession or control of any Tufco Party, other than in the course of performing his duties hereunder, or (iii) treat Tufco Information other than in a strictly confidential manner.

(b) All Tufco Information developed, created or maintained by Employee, alone or with others while employed by Tufco, and all Tufco Information maintained by Employee thereafter, shall remain at all times the exclusive property of the applicable Tufco Party. Employee shall return to Tufco all Tufco Information, and reproductions thereof, whether prepared by him or others, that are in his possession immediately upon request and in any event upon the completion of his employment by Tufco.

10.	Acknowledgments and Remedies.

Employee expressly acknowledges and agrees that the covenants set forth in Sections 7, 8 and 9 are reasonable and necessary in all respects for the protection of Tufco’s legitimate business interests (including without limitation Tufco’s confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Tufco’s net worth and in which Tufco has a property interest). Employee acknowledges and agrees that the remedy at law for any breach of Sections 7, 8 or 9 will be inadequate and that upon any such breach or threatened breach, Tufco (or the applicable Tufco Party) shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of Employee’s obligations under these provisions without the necessity of proving the actual damage or the inadequacy of a legal remedy. Subject to the remainder of this Section 10, the rights conferred upon Tufco (and any Tufco Party) by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which Tufco may have at law, in equity or otherwise. In the event that Employee breaches any of the provisions of Sections 7, the period of Employee’s breach shall not count against the time periods set forth in Section 7 so that Tufco receives the full benefit of such time periods.

11.	Survival.

Notwithstanding the termination of the Employment Term pursuant to Section 5 or 6, the obligations of Employee under Sections 7, 8 and 9 hereof shall survive and remain in full force and effect and Tufco shall be entitled to relief against Employee pursuant to the provisions of Section 10 hereof. No claim by Employee that Tufco has violated any of the provisions of this Agreement shall entitle Employee to violate the provisions of Sections 7,8, or 9 hereof.

12.	General.

(a) Governing Law. The terms of this Agreement shall be governed by the substantive laws of the State of Wisconsin, without regard to principles of conflict of laws.

(b) Arbitration. Any and all disputes between the Parties (except actions to enforce the provisions of Sections 7, 8 and 9 of this Agreement) arising under or relating to this Agreement, and any other disputes arising between the Parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association, pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereinafter, “Rules”). The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and, unless provided otherwise by law, each side shall bear its own costs and counsel fees in such arbitration. Any arbitration hereunder shall be conducted in Green Bay, Wisconsin or at such other location as mutually agreed by the Parties. Any arbitration award shall be final and binding on the Parties. The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement. The arbitration provisions of this section shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(c) Interpretation. Unless the context of this Agreement clearly requires otherwise, (i) references to the plural include the singular, and to the singular include the plural, (ii) “or” has the inclusive meaning frequently identified with the phrase “and/or” and (iii) “including” has the inclusive meaning frequently identified with the phrase “but not limited to.” Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. This Agreement shall not be interpreted for or against any Party.

(d) Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the Parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable in whole or in part by Employee. Any Tufco Party other than Tufco is a third party beneficiary of this Agreement and may enforce the provisions of this Agreement that pertain to such Tufco Party, including Sections 7, 8 and 9, to the same extent as if a party hereto.

(e) Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by Federal Express or other overnight delivery service, addressed as follows:

TO EMPLOYEE:	TO: TUFCO

Mr. Michael B. Wheeler	Tufco Technologies
4138 Grove Avenue	Attn: President/CEO
Western Springs, IL 60558	P.O. Box 23500
Green Bay, WI 54305-3500

(f) Entire Agreement; Termination of Prior Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be modified or amended in any way except in writing by the Parties hereto.

(g) Duration. Notwithstanding the termination of the Employment Term and of the Employee relationship with Tufco, this Agreement shall continue to bind the parties for so long as any obligations remain under this Agreement, and in particular, the Employee shall continue to be bound by the terms of Sections 7, 8 and 9.

(h) Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.

(i) Severability. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such validity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have hereunto duly executed this Agreement effective the day and year first written above.

TUFCO TECHNOLOGIES, INC.

By:	/s/ Louis LeCalsey
Louis LeCalsey

Dated:	3/27/2002

/s/ Michael B. Wheeler
Michael B. Wheeler

Dated:	3/27/2002